Exhibit 10.19

SEVERANCE/CHANGE IN CONTROL AGREEMENT

THIS SEVERANCE/CHANGE IN CONTROL AGREEMENT (the “Agreement”), is made and entered into this 1st day of September 2006, by and between Hanesbrands Inc., a Maryland corporation (the “Company”), and Lee A. Chaden (“Executive”).

WHEREAS, Executive is an employee of Company, Company desires to foster the continuous employment of Executive and has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Executive to his duties free from distractions which could arise in anticipation of an involuntary termination of employment or a Change in Control of Company;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, Company and Executive agree as follows:

1. Term and Nature of Agreement. This Agreement shall commence on the date it is fully executed (“Execution Date”) by all parties and shall continue in effect unless the Company gives at least eighteen (18) months prior written notice that this Agreement will not be renewed. In the event of such notice, this Agreement will expire on the next anniversary of the Execution Date that is at least eighteen (18) months after the date of such notice. Notwithstanding the foregoing, if a Change in Control occurs during any term of this Agreement, the term of this Agreement shall be extended automatically for a period of twenty-four (24) months after the end of the month in which the Change in Control occurs. Except to the extent otherwise provided, the parties intend for this Agreement to be construed and enforced as an unfunded welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) including without limitation the jurisdictional provisions of ERISA.

2. Involuntary Termination Benefits. Executive shall be eligible for severance benefits upon an involuntary termination of employment under the terms and conditions specified in this section 2.

(a)	Eligibility for Severance.

(i)	Eligible Terminations. Subject to subparagraph (a)(ii) below, Executive shall be eligible for severance payments and benefits under this section 2 if his employment terminates under one of the following circumstances:

(A)	Executive’s employment is terminated involuntarily without Cause (defined in subparagraph 2(a)(ii)(A)); or

(B)	Executive terminates his or her employment at the request of Company.

(ii)	Ineligible Terminations. Notwithstanding subparagraph (a)(i) next above, Executive shall not be eligible for any severance payments or benefits under this section 2 if his employment terminates under any of the following circumstances:

(A)	A termination for Cause. For purposes of this Agreement, “Cause” means Executive has been convicted of (or pled guilty or no contest to) a felony or any crime involving fraud, embezzlement, theft, misrepresentation of financial impropriety; has willfully engaged in misconduct resulting in material harm to Company; has willfully failed to substantially perform duties after written notice; or is in willful violation of Company policies resulting in material harm to Company;

(B)	A termination as the result of Disability. For purposes of this Agreement “Disability” shall mean a determination under Company’s disability plan covering Executive that Executive is disabled;

(C)	A termination due to death;

(D)	A termination due to Retirement. For purposes of this Agreement “Retirement” shall mean Executive’s voluntary termination of employment on or after Executive’s attainment of the normal retirement age as defined in the Hanesbrands Inc. Pension and Retirement Plan (the “Retirement Plan”);

(E)	A voluntary termination of employment other than at the request of Company;

(F)	A termination following which Executive is immediately offered and accepts new employment with Company, or becomes a non-executive member of the Board;

(G)	The transfer of Executive’s employment to a subsidiary or affiliate of Company with his consent;

(H)	A termination of employment that qualifies Executive to receive severance payments or benefits under section 3 below following a Change in Control; or

(I)	Any other termination of employment under circumstances not described in subparagraph 2(a)(i).

(iii)	Characterization of Termination. The characterization of Executive’s termination shall be made by the Committee (as defined in section 5 below) which determination shall be final and binding.

(iv)	Termination Date. For purposes of this section 2, Executive’s “Termination Date” shall mean the date specified in the separation and release agreement described under section 2(e) below.

(b)

Severance Benefits Payable. If Executive is terminated under circumstances described in subparagraph 2(a)(i), and not described in subparagraph 2(a)(ii), then in lieu of any benefits payable under any other severance plan of the Company of any type and in consideration of the separation and release agreement and the covenants contained herein, the following shall apply:

(i)	Executive shall receive continued payment of his Base Salary (the “Salary Portion of Severance”) during the “Severance Period”. The “Severance Period” shall mean the number of months determined by multiplying the number of Executive’s full years of employment with Company or any subsidiary or affiliate of Company (including periods of employment with Sara Lee Corporation) by two; provided, however, that in no event shall the Severance Period be less than twelve months or more than twenty-four months. “Base Salary” shall mean the annual salary in effect for Executive immediately prior to his Termination Date. At the discretion of the Committee, Executive may receive an additional salary portion in an amount equal to as much as 100% of Executive’s target bonus.

(ii)	Executive shall receive a pro-rata amount (determined based upon the number of days from the first day of the Company’s current fiscal year to Executive’s Termination Date divided by the total number of days in the applicable performance period) of:

(A)	The annual incentive, if any, payable under the Annual Incentive Plan in effect with respect to the fiscal year or Short Year in which the Termination Date occurs based on actual fiscal year performance (the “Annual Incentive Portion of Severance”). In this Agreement, “Short Year” means an incentive period of less than 12 months duration occurring immediately subsequent to the Company’s exit from the Sara Lee Corporation’s controlled group of corporations (within the meaning of Section 1563(a) of the Code)). “Annual Incentive Plan” means the Hanesbrands Inc. annual incentive plan in which Executive participates as of the Termination Date; and

(B)	The long-term incentive payable under the Omnibus Plan in effect on Executive’s Termination Date for any performance period or cycle that is at least fifty (50) percent completed prior to Executive’s Termination Date and which relates to the period of his service prior to his Termination Date. The “Omnibus Plan” means the Hanesbrands Inc. Omnibus Incentive Plan of 2006, as amended from time to time, and any successor plan or plans. The long-term incentive described in this section (“Long-Term Cash Incentive Plan “) includes cash long-term incentives, but does not include stock options, RSUs, or other equity awards.

Treatment of stock options, RSUs, or other equity awards shall be determined pursuant to the Executive’s award agreement(s). Executive shall not be eligible for any new Annual Incentive Plan grants, Long-Term Cash Incentive Plan grants, or any other grants of stock options, RSUs, or other equity awards under the Omnibus Plan during the Severance Period.

(iii)	Beginning on his Termination Date, Executive shall be eligible to elect continued coverage under the group medical and dental plan available to similarly situated senior executives. If Executive elects continuation coverage for medical coverage, dental coverage or both, Company shall subsidize the premium charged during the Severance Period so that the amount of such premium payable by such Executive shall equal the amount payable by an active executive of Company for similar coverage as adjusted from time to time; provided, however, that Executive’s right to COBRA continuation coverage under any such group health plan shall be reduced by the number of months of medical and dental coverage otherwise provided pursuant to this subparagraph. The premium charged for any COBRA continuation coverage after the end of the Severance Period shall be entirely at Executive’s expense and shall be different (greater) than the premium charged during the Severance Period. Executive’s COBRA continuation coverage shall terminate in accordance with the COBRA continuation of coverage provisions under Company’s group medical and dental plans. If Executive is eligible for early retirement under the terms of the Retirement Plan (or would become eligible if the Severance Period is considered as employment), then, after exhausting any COBRA continuation coverage under the group medical plan, Executive may elect to participate in any retiree medical plan available to similarly situated senior executives in accordance with the terms and conditions of such plan in effect on and after Executive’s Termination Date; provided, that such retiree medical coverage shall not be available to Executive unless he or she elects such coverage within thirty (30) days following his Termination Date. The premium charged for such retiree medical coverage may be different (greater) than the premium charged an active employee for similar coverage;

(iv)	Except as otherwise provided herein or in the applicable plan, participation in all other Company plans available to similarly situated senior executives including but not limited to, qualified pension plans, stock purchase plans, matching grant programs, 401(k) plans and ESOPs, personal accident insurance, travel accident insurance, short and long term disability insurance, and accidental death and dismemberment insurance, shall cease on Executive’s Termination Date. During the Severance Period, Company shall continue to maintain life insurance covering Executive under Company’s life insurance program. If Executive is eligible for early retirement or becomes eligible for early retirement during the Severance Period, then Company will continue to pay the premiums (or prepay the entire premium) so that Executive has a paid-up life insurance benefit equal to his annual salary on his Termination Date.

(c)

Payment of Severance. The Salary Portion of Severance shall be paid in accordance with Company’s payroll schedule, unless the Committee shall elect to pay the Salary Portion of Severance in a lump sum payment or a combination of regular payments and a lump sum payment. Any lump sum payment shall be made as soon as practicable following the Termination Date, but in no event later than the fifteenth day of the third month after the date of termination), unless Company reasonably determines that Section 409A of the United States Internal Revenue Code of 1986, as amended, and any successors thereto (the “Code”) will result in the imposition of additional tax on account of such payment before the expiration of the six-month period described in Section 409A(a)(2)(B)(i) in which case, all missed payments will be paid on the date that is six (6) months and one (1) day following the date of Executive’s separation from service (as defined in Code Section 409A) or, if earlier, the date of death of Executive (the “Delayed Payment Date”). The Annual Incentive Portion of Severance, if any, shall be paid in cash on the same date the active participants under the Annual Incentive Plan are paid. The Long-Term Cash Incentive Plan payout, if any, shall be paid in the same form and on the same date the active participants under the Omnibus Plan are paid. All payments hereunder shall be reduced by such amount as Company (or any subsidiary or affiliate of Company) may be required under all applicable federal, state, local or other laws or regulations to withhold or pay over with respect to such payment.

(d)	Termination of Benefits. Notwithstanding any provisions in this Agreement to the contrary, all rights to receive or continue to receive severance payments and benefits under this section 2 shall cease on the earliest of: (i) the date Executive breaches any of the covenants in the separation and release agreement described in section 2(e); or (ii) the date Executive becomes reemployed by Company or any of its subsidiaries or affiliates.

(e)	Separation and Release Agreement. No benefits under this section 2 shall be payable to Executive until Executive and Company have executed a separation and release agreement and the payment of severance benefits under this section 2 shall be subject to the terms and conditions of the separation and release agreement.

(f)	Death of Executive. In the event that Executive shall die prior to the payment in full of any benefits described above as payable to Executive for Involuntary Termination, payments of such benefits shall cease on the date of Executive’s death.

3. Change in Control Benefits.

(a)	Eligibility for Change in Control Benefits.

(i)	Eligible Terminations. If (A) within three (3) months preceding a Change in Control, the Executive’s employment is terminated by the Company at the request of a third party in contemplation of a Change in Control, (B) within twenty-four (24) months following a Change in Control, Executive’s employment is terminated by Company other than on account of Executive’s death, disability or retirement and other than for Cause, or (C) within twenty-four (24) months following a Change in Control Executive voluntarily terminates his employment for Good Reason, Executive shall be entitled to the Change in Control benefits as described in section 3(b) below.

(ii)	Good Reason. For purposes of this section 3, “Good Reason” means the occurrence of any one or more of the following (without Executive’s written consent after a Change in Control):

(A)	A material adverse change in Executive’s duties or responsibilities;

(B)	A reduction in Executive’s annual base salary except for any reduction of not more than ten (10) percent applicable to all senior executives;

(C)	A material reduction in Executive’s level of participation in any of Company’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices or arrangements in which Executive participates except for any reduction applicable to all senior executives;

(D)	The failure of any successor to Company to assume and agree to perform this Agreement;

(E)	Company’s requiring Executive to be based at an office location which is at least fifty (50) miles from his or her office location at the time of the Change in Control;

The existence of Good Reason shall not be affected by Executive’s temporary incapacity due to physical or mental illness not constituting a Disability. Executive’s retirement shall constitute a waiver of his or her rights with respect to any circumstance constituting Good Reason. Executive’s continued employment shall not constitute a waiver of his or her rights with respect to any circumstances which may constitute Good Reason; provided, however, that Executive may not rely on any particular action or event described in clause (A) through (E) above as a basis for terminating his employment for Good Reason unless he delivers a Notice of Termination based on that action or event within six months after its occurrence and Company has failed to correct the circumstances cited by Executive as constituting Good Reason within thirty (30) days of receiving the Notice of Termination.

(iii)	Change in Control. For purposes of this Agreement, a “Change in Control” will occur:

(A)

Upon the acquisition by any individual, entity or group, including any Person (as defined in the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of twenty (20) percent or more of the combined voting power of the then outstanding capital stock of Company that by its terms may be voted on all matters submitted to stockholders of Company generally (“Voting Stock”);

provided, however, that the following acquisitions shall not constitute a Change in Control:

1)	Any acquisition directly from Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from Company);

2)	Any acquisition by Company;

3)	Any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Company or any corporation controlled by Company; or

4)	Any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (1), (2) and (3) of subparagraph 3(a)(iii)(B) below shall be satisfied; and provided further that, for purposes of clause (2) immediately above, if (i) any Person (other than Company or any employee benefit plan (or related trust) sponsored or maintained by Company or any corporation controlled by Company) shall become the beneficial owner of twenty (20) percent or more of the Voting Stock by reason of an acquisition of Voting Stock by Company, and (ii) such Person shall, after such acquisition by Company, become the beneficial owner of any additional shares of the Voting Stock and such beneficial ownership is publicly announced, then such additional beneficial ownership shall constitute a Change in Control; or

(B)	Upon the consummation of a reorganization, merger or consolidation of Company, or a sale, lease, exchange or other transfer of all or substantially all of the assets of Company; excluding, however, any such reorganization, merger, consolidation, sale, lease, exchange or other transfer with respect to which, immediately after consummation of such transaction:

1)

All or substantially all of the beneficial owners of the Voting Stock of Company outstanding immediately prior to such transaction continue to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the entity resulting from such transaction), more than fifty (50) percent of the combined voting power of the voting securities of the entity resulting from such transaction (including, without limitation, Company or an entity which as a result of such transaction owns Company or all or substantially all of Company’s property or assets, directly or indirectly) (the “Resulting Entity”) outstanding immediately after such transaction, in substantially the same proportions relative to each other as their ownership immediately prior to such transaction; and

2)	No Person (other than any Person that beneficially owned, immediately prior to such reorganization, merger, consolidation, sale or other disposition, directly or indirectly, Voting Stock representing twenty (20) percent or more of the combined voting power of Company’s then outstanding securities) beneficially owns, directly or indirectly, twenty (20) percent or more of the combined voting power of the then outstanding securities of the Resulting Entity; and

3)	At least a majority of the members of the board of directors of the entity resulting from such transaction were members of the board of directors of Company (the “Board”) at the time of the execution of the initial agreement or action of the Board authorizing such reorganization, merger, consolidation, sale or other disposition; or

(C)	Upon the consummation of a plan of complete liquidation or dissolution of Company; or

(D)	When the Initial Directors cease for any reason to constitute at least a majority of the Board. For this purpose, an “Initial Director” shall mean those individuals serving as the directors of Company immediately after Company ceased to be wholly-owned by Sara Lee Corporation; provided, however, that any individual who becomes a director of Company at or after the first annual meeting of stockholders of Company whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the Initial Directors then comprising the Board (or by the nominating committee of the Board, if such committee is comprised of Initial Directors and has such authority) shall be deemed to have been an Initial Director; and provided further, that no individual shall be deemed to be an Initial Director if such individual initially was elected as a director of Company as a result of: (1) an actual or threatened solicitation by a Person (other than the Board) made for the purpose of opposing a solicitation by the Board with respect to the election or removal of directors; or (2) any other actual or threatened solicitation of proxies or consents by or on behalf of any Person (other than the Board).

(iv)	Termination Date. For purposes of this section 3, “Termination Date” shall mean the date specified in the Notice of Termination as the date on which the conditions giving rise to Executive’s termination were first met.

(b)	Change in Control Benefits. In the event Executive becomes entitled to receive benefits under this section 3, the following shall apply:

(i)	In consideration of Executive’s covenant in section 4 below, Company shall pay Executive:

(A)	A lump sum payment equal to the unpaid portion of Executive’s annual Base Salary and vacation accrued through the Termination Date;

(B)	A lump sum payment equal to Executive’s prorated Annual Incentive Plan payment (as determined in accordance with subparagraph 2(b)(ii)(A) above;

(C)	A lump sum payment equal to Executive’s prorated Long-Term Cash Incentive Plan payment(as determined in accordance with subparagraph 2(b)(ii)(B) above; and

(D)	A lump sum payment equal to two times the sum of (1) Executive’s annual Base Salary; and (2) the greater of (i) Executive’s target annual incentive (as defined in the Annual Incentive Plan) for the year in which the Change in Control occurs and (ii) Executive’s average annual incentive calculated over the three fiscal years immediately preceding the year in which the Change in Control occurs (including for this purpose any annual incentive received from Sara Lee Corporation); and (3) an amount equal to the Company matching contribution to the defined contribution plan in which Executive is participating at the Termination Date (currently 4%).

Treatment of stock options, RSUs, or other equity awards shall be determined pursuant to the Executive’s award agreement(s). Executive shall not be eligible for any new Annual Incentive Plan grants, Long-Term Cash Incentive Plan grants, or any other grants of stock options, RSUs, or other equity awards under the Omnibus Plan with respect to the CIC Severance Period as defined immediately below.

(ii)

For a period of 24 months following Executive’s Termination Date (the “CIC Severance Period”), Executive shall have the right to elect continuation of the health insurance, life insurance, personal accident insurance, travel accident insurance and accidental death and dismemberment insurance coverages which insurance coverages shall be provided at the same levels and the same costs in effect immediately prior to the Change in Control; provided, however, that Executive’s right to COBRA continuation coverage under any group health plan shall be reduced by the number of months of coverage otherwise provided pursuant to this subparagraph. The premium charged for any COBRA continuation coverage after the end of the CIC Severance Period shall be entirely at Executive’s expense and may be different (greater) than the premium charged during the CIC Severance Period. Executive’s COBRA continuation coverage shall terminate in accordance with the COBRA continuation of coverage provisions under Company’s group medical and dental plans. If Executive is eligible for early retirement under the terms of the Retirement Plan (or would become eligible if the Severance Period is considered as employment), then, after exhausting any COBRA continuation coverage under the group medical plan, Executive may elect to participate in any retiree medical plan available to similarly situated senior executives in accordance with the terms and conditions of such plan in effect on and after Executive’s Termination Date; provided, that such retiree medical coverage shall not be available to Executive unless he or she elects such coverage within thirty (30) days following his Termination Date. The premium charged for such retiree medical coverage may be different from the premium charged an active employee for similar coverage;

(iii)	If the aggregate benefits accrued by Executive as of the Termination Date under the savings and retirement plans sponsored by Company are not fully vested pursuant to the terms of the applicable plan(s), the difference between the benefits Executive is entitled to receive under such plans and the benefits he would have received had he been fully vested will be provided to Executive under the Hanesbrands Inc. Supplemental Employee Retirement Plan (the “Supplemental Plan”). In addition, for purposes of determining Executive’s benefits under the Supplemental Plan and Executive’s right to post-retirement medical benefits under Company’s retiree medical plan, additional years of age and service credits equivalent to the length of the CIC Severance Period shall be included. However, Executive will not be eligible to begin receiving any retirement benefits under any such plans until the date he or she would otherwise be eligible to begin receiving benefits under such plans;

(iv)	Except as otherwise provided herein or in the applicable plan, participation in all other plans of Company or any subsidiary or affiliate of Company available to similarly situated Executives of Company, shall cease on Executive’s Termination Date.

(c)	Termination for Disability. If Executive’s employment is terminated due to Disability following a Change in Control, Executive shall receive his Base Salary through the Termination Date, at which time his benefits shall be determined in accordance with Company’s disability, retirement, insurance and other applicable plans and programs then in effect, and Executive shall not be entitled to any other benefits provided by this Agreement.

(d)	Termination for Retirement or Death. If Executive’s employment is terminated by reason of his retirement or death following a Change in Control, Executive’s benefits shall be determined in accordance with Company’s retirement, survivor’s benefits, insurance, and other applicable programs then in effect, and Executive shall not be entitled to any other benefits provided by this Agreement.

(e)	Termination for Cause, or Other Than for Good Reason or Retirement. If Executive’s employment is terminated either by Company for Cause, or voluntarily by Executive (other than for Retirement or Good Reason) following a Change in Control, Company shall pay Executive his full Base Salary and accrued vacation through the Termination Date, at the rate then in effect, plus all other amounts to which such Executive is entitled under any compensation plans of Company, at the time such payments are due, and Company shall have no further obligations to such Executive under this Agreement.

(f)	Separation and Release Agreement. No benefits under this section 3 shall be payable to Executive until Executive and Company have executed a “Separation and Release Agreement” (in substantially the form attached hereto as Exhibit A) and the payment of change in control benefits under this section 3 shall be subject to the terms and conditions of the Separation and Release Agreement.

(g)	Deferred Compensation. All amounts previously deferred by or accrued to the benefit of Executive under any nonqualified deferred compensation plan sponsored by Company (including, without limitation, any vested amounts deferred under incentive plans), together with any accrued earnings thereon, shall be paid in accordance with the terms of such plan following Executive’s termination.

(h)	Notice of Termination. Any termination of employment under this section 3 by Company or by Executive for Good Reason shall be communicated by a written notice which shall indicate the specific Change in Control termination provision relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated (a “Notice of Termination”).

(i)	Termination of Benefits. All rights to receive or continue to receive severance payments and benefits pursuant to this section 3 by reason of a Change in Control shall cease on the date Executive becomes reemployed by Company or any of its subsidiaries or affiliates.

(j)	Form and Timing of Benefits. Subject to the provisions of this section 3, the Change in Control benefits described herein shall be paid in cash to in a single lump sum as soon as practicable following the Termination Date, but in no event later than the fifteenth day of the third month after the date of termination, unless Company reasonably determines that Code Section 409A will result in the imposition of additional tax on account of such payment before the expiration of the six-month period described in Code Section 409A(a)(2)(B)(i) in which case such payment will be paid on the Delayed Payment Date as defined in section 2(c) of this Agreement.

(k)	Excise Tax Equalization Payment. Subject to the limitation below, in the event that Executive becomes entitled to any payment or benefit under this section 3 (such benefits together with any other payments or benefits payable under any other agreement with, or plan or policy of, Company are referred to in the aggregate as the “Total Payments”), if all or any part of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Code Section 4999 (or any similar tax that may hereafter be imposed), Company shall pay to Executive in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax, penalties, interest and Excise Tax upon the Gross-Up Payment provided for by this section 3 (including FICA and FUTA), shall be equal to the Total Payments. Any such payment shall be made by Company to Executive as soon as practical following the Termination Date, but in no event beyond twenty (20) days from such date. Executive shall only be entitled to a Gross-Up Payment under this section 3 if Executive’s “parachute payments” (as such term is defined in Code Section 280G) exceed three hundred thirty percent (330%) (the “Threshold”) of Executive’s “base amount” (as determined under Code Section 280G(b)). In the event Executive’s parachute payments do not exceed the Threshold, the benefits provided to such Executive under this Agreement that are classified as parachute payments shall be reduced such that the value of the Total Payments that Executive is entitled to receive shall be one dollar ($1) less than the maximum amount which such Executive may receive without becoming subject to the tax imposed by Code Section 4999, or which Company may pay without loss of deduction under Code Section 280G(a). For purposes of determining whether any of the Total Payments will be subject to the Excise Tax, the amounts of such Excise Tax and the amount of any Gross Up Payment, the following shall apply:

(i)	Any other payments or benefits received or to be received by Executive in connection with a Change in Control or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, policy, arrangement or agreement with Company, or with any Person whose actions result in a Change in Control or any Person affiliated with Company or such Persons) shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2), and all “excess parachute payments” within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of Company’s tax counsel as supported by Company’s independent auditors and acceptable to Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4) in excess of the base amount within the meaning of Code Section 280G(b)(3), or are otherwise not subject to the Excise Tax;

(ii)	The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments; or (B) the amount of excess parachute payments within the meaning of Code Section 280G(b)(1) (after applying the provisions of this section 3(i) above);

(iii)	The value of any noncash benefits or any deferred payment or benefit shall be determined by Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4);

(iv)	Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes;

(v)	In the event the Internal Revenue Service adjusts any item included in Company’s computations under this section 3(j) so that Executive did not receive the full net benefit intended under the provisions of this section 3(j), Company shall reimburse Executive for the full amount necessary to make Executive whole, plus a market rate of interest, as determined by the Committee; and

(vi)	In the event the Internal Revenue Service adjusts any item included in Company’s computations under this section 3(j) so that Executive is not required to pay the full amount of the excise tax assumed to have been owing in the determination of the Gross-Up Payment hereunder (or receives a refund of all or a portion of such excise tax), Executive shall repay to Company within twenty (20) days of the date the actual refund or credit of such portion has been made to Executive such portion of the Gross-Up Payment as shall exceed the amount of federal, state and local taxes actually determined to be owed together with such interest received or credited to him by such tax authority for the period he held such portion.

(l)	Company’s Payment Obligation. Company’s obligation to make the payments and the arrangements provided in this section 3 shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which Company may have against Executive or anyone else. All amounts payable by Company under this section 3 shall be paid without notice or demand and each and every payment made by Company shall be final, and Company shall not seek to recover all or any part of such payment from Executive or from whomsoever may be entitled thereto, for any reason except as provided in section 3(j) above.

(m)	Other Employment. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under this section 3, and the obtaining of any such other employment shall in no event result in any reduction of Company’s obligations to make the payments and arrangements required to be made under this section 3, except to the extent otherwise specifically provided in this Agreement.

(n)	Payment of Legal Fees and Expenses. To the extent permitted by law, Company shall pay all reasonable legal fees, costs of litigation or arbitration, prejudgment or pre-award interest, and other expenses incurred in good faith by Executive as a result of Company’s refusal to provide benefits under this section 3, or as a result of Company contesting the validity, enforceability or interpretation of the provisions of this section 3, or as the result of any conflict (including conflicts related to the calculation of parachute payments or the characterization of Executive’s termination) between Executive and Company; provided that the conflict or dispute is resolved in Executive’s favor and Executive acts in good faith in pursuing his rights under this section 3.

(o)	Arbitration for Change in Control Benefits. Any dispute or controversy arising under or in connection with the benefits provided under this section 3 shall promptly and expeditiously be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of such arbitration proceeding utilizing a panel of three (3) arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of his employment with Company. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The costs and expenses of both parties, including, without limitation, attorneys’ fees shall be borne by Company. Pending the resolution of any such dispute, controversy or claim, Executive (and his beneficiaries) shall, except to the extent that the arbitrator otherwise expressly provides, continue to receive all payments and benefits due under this section 3.

4. Remedies. In the event of any actual or threatened breach of the provisions of this Agreement or any separation and release agreement, the party who claims such breach or threatened breach shall give the other party written notice and, except in the case of a breach which is not susceptible to being cured, ten calendar days in which to cure. In the event of a breach of any provision of this Agreement or any separation and release agreement by Executive, (i) Executive shall reimburse Company: the full amount of any payments made under section 2(b)(i) or (ii) or section 3(b)(i) of this Agreement (as the case may be), (ii) Company shall have the right, in addition to and without waiving any other rights to monetary damages or other relief that may be available to Company at law or in equity, to immediately discontinue any remaining payments due under subparagraph 2(b)(i) or (ii) or subparagraph 3(b)(i) of this Agreement (as the case may be) including but not limited to any remaining Salary Portion of Severance payments, and (iii) the Severance Period or the CIC Severance Period (as the case may be) shall thereupon cease, provided that Executive’s obligations under, if applicable, any separation and release agreement shall continue in full force and effect in accordance with their terms for the entire duration of the Severance Period or CIC Severance Period as applicable. In addition, Executive acknowledges that Company will suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions of this Agreement or any separation and release agreement and agrees that in the event of an actual or threatened breach or violation of such provisions, in addition to the other remedies or rights available to under this Agreement or otherwise, Company shall be awarded injunctive relief in the federal or state courts located in North Carolina to prohibit any such violation or breach or threatened violation or breach, without necessity of posting any bond or security.

5. Committee. Except as specifically provided herein, this Agreement shall be administered by the Compensation and Benefits Committee of the Board (the “Committee”). The Committee may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance/Change in Control benefits, to designated individuals or committees.

6. Claims Procedure. If Executive believes that he is entitled to receive severance benefits under this Agreement, he may file a claim in writing with the Committee within ninety (90) days after the date such Executive believes he or she should have received such benefits. No later than ninety (90) days after the receipt of the claim, the Committee shall either allow or deny the claim in writing. A denial of a claim, in whole or in part, shall be written in a manner calculated to be understood by Executive and shall include the specific reason or reasons for the denial; specific reference to the pertinent provisions of this Agreement on which the denial is based; a description of any additional material or information necessary for Executive to perfect the claim and an explanation of why such material or information is necessary; and an explanation of the claim review procedure. Executive (or his duly authorized representative) may within sixty 60 days after receipt of the denial of his claim request a review upon written application to the Committee; review pertinent documents; and submit issues and comments in writing. The Committee shall notify Executive of its decision on review within sixty (60) days after receipt of a request for review unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one-hundred twenty (120) days after receipt of a request for review. Notice of the decision on review shall be in writing. The Committee’s decision on review shall be final and binding on Executive and any successor in interest. If Executive subsequently wishes to file a claim under Section 502(a) of ERISA, any legal action must be filed within ninety (90) days of the Committee’s final decision. Executive must exhaust the claims procedure provided in this section 6 before filing a claim under ERISA with respect to any benefits provided under section 2 of this Agreement.

7. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class, certified or registered mail, postage prepaid, if to Company at Company’s principal place of business, and if to Executive, at his home address most recently filed with Company, or to such other address as either party shall have designated in writing to the other party.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to any state’s conflict of law principles.

9. Severability and Construction. If any provision of this Agreement is declared void or unenforceable or against public policy, such provision shall be deemed severable and severed from this Agreement and the balance of this Agreement shall remain in full force and effect. If a court of competent jurisdiction determines that any restriction in this Agreement is overbroad or unreasonable under the circumstances, such restriction shall be modified or revised by such court to include the maximum reasonable restriction allowed by law.

10. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.

11. Entire Agreement Modifications. This Agreement (including all exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of Company or any of its subsidiaries or affiliates, the provisions of this Agreement shall control. This Agreement may be modified or amended only by an instrument in writing signed by both parties.

12. Withholding. All payments made to Executive pursuant to this Agreement will be subject to withholding of employment taxes and other lawful deductions, as applicable.

13. Survivorship. Except as otherwise set forth in this Agreement, to the extent necessary to carry out the intentions of the parties hereunder the respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment.

14. Successors and Assigns. This Agreement shall bind and shall inure to the benefit of Company and any and all of its successors and assigns. This Agreement is personal to Executive and shall not be assignable by Executive. Company may assign this Agreement to any entity which (i) purchases all or substantially all of the assets of Company or (ii) is a direct or indirect successor (whether by merger, sale of stock or transfer of assets) of Company. Any such assignment shall be valid so long as the entity which succeeds to Company expressly assumes Company’s obligations hereunder and complies with its terms.

IN WITNESS WHEREOF, Company and Executive have duly executed and delivered this Agreement as of the day and year first above written.

EXECUTIVE	HANESBRANDS INC.

/s/ Lee A. Chaden	By:	/s/ Kevin Oliver
Lee A. Chaden		Kevin Oliver
	Title:	Senior Vice President, Human Resources

Exhibit A

MODEL FORM

SEPARATION AND RELEASE AGREEMENT

Hanesbrands Inc.(the “Company”) and Lee A. Chaden (“Executive”) enter into this Separation and Release Agreement which was received by Executive on the      day of                     , 200  , signed by Executive on the      day of                     , 200  , and is effective on the      day of                     , 200   (the “Effective Date”). The Effective Date shall be no less than 7 days after the date signed by Executive.

W I T N E S S E T H:

WHEREAS, Executive has been employed by the Company as a                     ; and

WHEREAS, Executive’s employment with the Company is terminated as of                     , 200   (the “Termination Date”); and

WHEREAS, pursuant to that certain Severance/Change in Control Agreement between Company and Executive dated                     , 2006 (the “Change in Control Agreement”), upon a termination of Executive’s employment that satisfies the conditions specified in the Change in Control Agreement, Executive is entitled to Change in Control benefits provided Executive executes a separation and release agreement acceptable to Company; and

WHEREAS, this separation and release agreement (the “Agreement”) is intended to satisfy the requirements of the Change in Control Agreement and to form a part of the Change in Control Agreement in such a manner that all the rights, duties and obligations arising between Executive and Company, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to Executive’s employment with the Company and the conclusion of that employment are settled herein through the joinder of the Change in Control Agreement with this Agreement.

NOW, THEREFORE, in consideration of the obligations of the parties under the Change in Control Agreement and the additional covenants and mutual promises herein contained, it is further agreed as follows:

1. Termination Date. Executive agrees to resign Executive’s employment and all appointments Executive holds with Company, and its subsidiaries and affiliates, on the Termination Date. Executive understands and agrees that Executive’s employment with the Company will conclude on the close of business on the Termination Date.

2. Change in Control Benefits. Executive and Company agree that Executive shall receive the Change in Control benefits, less all applicable withholding taxes and other customary payroll deductions, provided in the Change in Control Agreement.

3. Receipt of Other Compensation. Executive acknowledges and agrees that, other than as specifically set forth in the Change in Control Agreement or this Agreement, following the Termination Date, Executive is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for Executive’s employment with Company, its subsidiaries or affiliates prior to the Termination Date), unpaid bonus, severance and accrued or unused vacation time or vacation pay from the Company or any of its subsidiaries or affiliates. Except as provided herein, Executive will not be eligible to participate in any of the benefit plans of the Company after Executive’s Termination Date. However, Executive will be entitled to receive benefits which are vested and accrued prior to the Termination Date pursuant to the employee benefit plans of the Company. Any participation by Executive (if any) in any of the compensation or benefit plans of the Company as of and after the Termination Date shall be subject to and determined in accordance with the terms and conditions of such plans, except as otherwise expressly set forth in the Change in Control Agreement or this Agreement.

4. Continuing Cooperation. Following the Termination Date, Executive agrees to cooperate with all reasonable requests for information made by or on behalf of Company with respect to the operations, practices and policies of the Company. In connection with any such requests, the Company shall reimburse Executive for all out-of-pocket expenses reasonably and necessarily incurred in responding to such request(s).

5. Executive’s Representation and Warranty. Executive hereby represents and warrants that, during Executive’s period of employment with the Company, Executive did not willfully or negligently breach Executive’s duties as an employee or officer of the Company, did not commit fraud, embezzlement, or any other similar dishonest conduct, and did not violate the Company’s business standards.

6. Non-Solicitation and Non-Compete. In consideration of the benefits provided under this Agreement, Executive agrees that during Executive’s employment and for the duration of the Change in Control Severance Period, Executive will not, without the prior written consent of Company, either alone or in association with others, solicit for employment or assist or encourage the solicitation for employment, any employee of Company, or any of its subsidiaries or affiliates; and will not, without the prior written consent of Company, directly or indirectly counsel, advise, perform services for, or be employed by, or otherwise engage or participate in any Competing Business (regardless of whether Executive receives compensation of any kind). For purposes of this Agreement, a “Competing Business” shall mean any commercial activity which competes or is reasonably likely to compete with any business that the Company conducts, or demonstrably anticipates conducting, at any time during Executive’s employment.

7. Confidentiality. At all times after the Effective Date, Executive will maintain the confidentiality of all information in whatever form concerning Company or any of its subsidiaries or affiliates relating to its or their businesses, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how or other matters which are not generally known outside Company or any of its subsidiaries or affiliates, and Executive will not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on Executive’s own behalf or on behalf of any third party, unless specifically requested by or agreed to in writing by an executive officer of Company. In addition, Executive agrees that Executive will not disclose the existence or terms of this Agreement to any third parties with the exception of Executive’s accountants, attorneys, or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with law. Executive will promptly return to Company all reports, files, memoranda, records, computer equipment and software, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which Executive received or prepared or helped prepare in connection with Executive’s employment and Executive will not retain any copies, duplicates, reproductions or excerpts thereof. The obligations of this paragraph 7 shall survive the expiration of this Agreement.

8. Non-Disparagement. At all times after the Effective Date, Executive will not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of Company or any of its subsidiaries or affiliates to any person. Company also agrees that none of its executive officers will disparage or criticize Executive to any person or entity. The obligations of this paragraph 8 shall survive the expiration of this Agreement.

9. Breach of Agreement. Any actual or threatened breach of this Agreement will be handled as provided in the Change in Control Agreement.

10. Release.

(a)

Executive on behalf of Executive, Executive’s heirs, executors, administrators and assigns, does hereby knowingly and voluntarily release, acquit and forever discharge Company and any of its subsidiaries, affiliates, successors, assigns and past, present and future directors, officers, employees, trustees and shareholders (the “Released Parties”) from and against any and all complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date on which Executive signs this Agreement, exists, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive’s employment with Company or its subsidiaries or affiliates and the conclusion thereof, which Executive, or any of Executive’s heirs, executors, administrators, assigns, affiliates, and agents ever had, now has or at any time hereafter may have, own or hold against any of the Released Parties based on any matter existing on or before the date on which Executive signs this Agreement. Executive acknowledges that in exchange for this release, Company is providing Executive with total consideration, financial or otherwise, which exceeds what Executive would have been given without the release. By executing this Agreement, Executive is waiving, without limitation, all claims (except for the filing of a charge with an administrative agency) against the Released Parties arising under federal, state and local labor and antidiscrimination laws, any employment related claims under the employee Retirement Income Security Act of 1974, as amended, and any other restriction on the right to terminate employment, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, and the North Carolina Equal Employment Practices Act, as amended. Nothing herein shall release any party from any obligation under this Agreement. Executive acknowledges and agrees that this release and the covenant not to sue set forth in paragraph (c) below are essential and material terms of this Agreement and that, without such release and covenant not to sue, no agreement would have been reached by the parties and no benefits under the

Change in Control Agreement would have been paid. Executive understands and acknowledges the significance and consequences of this release and this Agreement.

(b)	EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). EXECUTIVE FURTHER AGREES: (i) THAT EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990; (ii) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (iii) THAT EXECUTIVE’S WAIVER OF RIGHTS IN THIS RELEASE IS IN EXCHANGE FOR CONSIDERATION THAT WOULD NOT OTHERWISE BE OWING TO EXECUTIVE PURSUANT TO ANY PREEXISTING OBLIGATION OF ANY KIND HAD EXECUTIVE NOT SIGNED THIS RELEASE; (iv) THAT EXECUTIVE HEREBY IS AND HAS BEEN ADVISED IN WRITING BY COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (v) THAT COMPANY HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (vi) THAT EXECUTIVE REALIZES THAT FOLLOWING EXECUTIVE’S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND (vii) THAT THIS ENTIRE AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS AGREEMENT AND RELEASE THEN BECOME EFFECTIVE AND ENFORCEABLE UPON THE EIGHTH DAY AFTER EXECUTIVE SIGNS THIS AGREEMENT.

(c)	To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties, including, but not limited to, any of the claims released this Agreement. Notwithstanding the foregoing, nothing herein shall prevent Executive or any of the Released Parties from filing a charge with an administrative agency, from instituting any action required to enforce the terms of this Agreement, or from challenging the validity of this Agreement. In addition, nothing herein shall be construed to prevent Executive from enforcing any rights Executive may have to recover vested benefits under the Employee Retirement Income Security Act of 1974, as amended.

(d)

Executive represents and warrants that: (i) Executive has not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Released Parties; (ii) no such proceeding(s) have been initiated against any of the Released Parties on Executive’s behalf; (iii) Executive is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released in this paragraph 10; (iv) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (v) Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

(e)	The consideration offered herein is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Executive expressly agrees that Executive is not entitled to and shall not receive any further payments, benefits, or other compensation or recovery of any kind from Company or any of the other Released Parties. Executive further agrees that in the event of any further proceedings whatsoever based upon any matter released herein, Company and each of the other Released Parties shall have no further monetary or other obligation of any kind to Executive, including without limitation any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of Executive.

11. Executive’s Understanding. Executive acknowledges by signing this Agreement that Executive has read and understands this document, that Executive has conferred with or had opportunity to confer with Executive’s attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same KNOWINGLY AND VOLUNTARILY.

12. Non-Reliance. Executive represents to Company and Company represents to Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, or otherwise.

13. Severability of Provisions. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

14. Non-Admission of Liability. Executive agrees that neither this Agreement nor the performance by the parties hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common law, breach of any contract, or any other wrongdoing of any type.

15. Assignability. The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death. Company may assign this Agreement to any parent, affiliate or subsidiary or any entity which at any time whether by merger, purchase, or otherwise acquires all or substantially all of the assets, stock or business of Company.

16. Choice of Law. This Agreement shall be constructed and interpreted in accordance with the internal laws of the State of North Carolina without regard to any state’s conflict of law principles.

17. Entire Agreement. This Agreement, together with the Change in Control Agreement, sets forth all the terms and conditions with respect to compensation, remuneration of payments and benefits due Executive from Company and supersedes and replaces any and all other agreements or understandings Executive may have or may have had with respect thereto. This Agreement may not be modified or amended except in writing and signed by both Executive and an authorized representative of Company.

18. Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Executive at:

[add address]

To the Company at:

Hanesbrands Inc.

Attention: General Counsel

1000 East Hanes Mill Road

Winston-Salem, NC 27105

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE	HANESBRANDS INC.

By:

Title: